Exhibit 99.1

                                                  Citizens Communications
                                                  3 High Ridge Park
                                                  Stamford, CT 06905
                                                  203.614.5600
                                                  Web site: www.czn.net

FOR IMMEDIATE RELEASE


Contact:
Brigid Smith
203-614-5042
bsmith@czn.com



             Citizens Communications Company Appoints New Treasurer

Stamford, Conn., August 22, 2007 -- Citizens Communications Company (NYSE:CZN) announced today that David R. Whitehouse will join the company on September 10, 2007 as Senior Vice President and Treasurer. He succeeds Donald Armour who is retiring from Citizens as of September 14, 2007.

Most recently, Mr. Whitehouse was Treasurer of International Paper Company, which he joined in 2001. Before that, he was a Senior Manager of Corporate Finance for Ernst & Young, LLP and before that, an Associate at J. P. Morgan & Co., Inc. and a Financial Analyst at General Electric Capital Corporation.

A graduate of The Pennsylvania State University with a B.S. in Finance, Mr. Whitehouse earned a Master's degree in Business Administration at The Harvard Graduate School of Business Administration.

Mr. Whitehouse will report to Donald R. Shassian, Chief Financial Officer of Citizens. Mr. Shassian remarked, "I am delighted to welcome Dave to Citizens. His broad financial experience and results-driven performance make him a great fit for our company. I look forward to working closely with him to continue our proactive management of our balance sheet, outreach to the financial community, and other efforts to continue maximizing shareholder value."

Mr. Shassian added, "I want to thank Don Armour for his leadership of Citizens' Treasury group since 2000. Don has been a key contributor to many financial successes at Citizens, including the balance sheet restructuring in 2004, the successful receipt of proceeds from the liquidation of the Rural Telephone Bank in 2006, various refinancings in 2006 and 2007 in connection with our acquisition of Commonwealth Telephone Enterprises, Inc. and more."

About Citizens Communications
Citizens Communications Company (NYSE: CZN) operates under the brand name of Frontier and offers telephone, television and Internet services in 23 states. More information is available at www.czn.com, www.frontieronline.com, and www.frontier.myway.com.

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